EXHIBIT 99.1

Summary of DTE Electric Company Rate Order (Case U-17767)1
December 14, 2015

On December 11, 2015, the Michigan Public Service Commission (“Commission” or “MPSC”) issued an order in DTE Electric’s (“DTE Electric”) rate case. This document provides a summary of DTE Electric’s filing. The full testimony of the filing will be available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-17767.

The MPSC order authorized DTE Electric to raise its rates by $238 million and approved a return on equity (“ROE”) of 10.3%. The Commission directed DTE Electric to implement rate changes for service rendered on or after December 17, 2015.

DTE Electric filed an application on December 19, 2014 with supporting direct testimony and exhibits initially seeking a general rate increase of approximately $370 million based on a projected test period ending June 30, 2016. The need for rate relief was driven primarily by DTE Electric’s capital investment of more than $3.5 billion towards infrastructure, plant acquisitions, environmental compliance and reliability improvements since our last rate case in 2011.

Effective July 1, 2015, DTE Electric self-implemented a base rate increase of $190 million, in combination with approximately $40 million of incremental revenue associated with the Commission required elimination of the Vulnerable Household credit providing total recovery of $230 million.

Reconciliation of MPSC final order from DTE Electric’s request

Item	Amount ($ millions)	Description
DTE Electric Position	$349*	Revenue Requirement – Initial Brief

Capital Structure	(38)	Filed for 10.75% ROE vs. authorized 10.3%
Rate Base O&M	(14) (57)	Deferred Fermi 3 license cost recovery Primarily cost reduction initiatives, inflation, variable compensation offset by tree trimming
Other	(2)	Other miscellaneous items

MPSC 12/11/15 Order	$238

*DTE Electric’s initial position was $370.4 million

Summary of Key Components of the Order

Return on Equity / Capital Structure
The MPSC determined that DTE Electric’s Return on Equity (“ROE”) should be reduced from its current 10.5% to 10.3%. DTE Electric supported an ROE of 10.75% and the MPSC Staff supported 10.0%. A permanent debt / equity capital structure was approved at 50% / 50% consistent with both DTE Electric’s and Staff’s positions.

Total Rate Base
The MPSC approved a projected total electric rate base of $13,432 million, including net plant ($12,319 million) and working capital ($1,113 million). The net plant amount included in final rates was less than 1% (approximately $100 million) different than DTE Electric’s filed amount.

Rate Base - Fermi 3 License
DTE Electric requested a 20-year amortization period for the Combined Operating License Application (“COLA”) costs (“return of”) and continued recovery of “return on.” The Commission found that the COLA costs should continue to be deferred and not amortized.

Operation and Maintenance Expense
The MPSC adopted an overall O&M level of $1,228 million. DTE Electric proposed $1,285 million. In total the Commission’s order reduced DTE Electric’s proposed O&M by $57 million which is predominantly made up of certain executive benefits and variable compensation ($31 million), cost reduction initiatives ($20 million), inflation ($15 million) as well as uncollectibles ($7 million). In addition, the MPSC approved $17 million in additional O&M for tree trimming and hazardous tree removal.

Sales Load Forecast
The MPSC adopted DTE Electric’s sales forecast including total service area sales forecast of 47,885 GWh (42,723 GWh bundled). The level of retail open access sales underlying the forecast is 5,162 GWh.

Future Outlook for DTE Energy:

DTE Energy is confident in achieving its earnings targets, and is reaffirming its 2015 operating earnings guidance of $4.65 to $4.91 per share and its 2016 early outlook operating earnings guidance of $4.80 to $5.05 per share.

For further information, please contact Anastasia Minor, DTE Energy, 313.235.8466, Joyce Leslie, DTE Energy, 313.235.3209

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1 This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s and DTE Electric 2014 Forms 10-K and their 2015 Forms 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and DTE Electric that discuss important factors that could cause DTE Energy’s and DTE Electric’s actual results to differ materially. DTE Energy and DTE Electric expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events. In this summary, DTE Energy discusses 2015 and 2016 operating earnings guidance. It is likely that certain items that impact DTE Energy’s 2015 and 2016 reported results will be excluded from operating results. Reconciliation to the comparable 2015 and 2016 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.